CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                             B Y & C MANAGEMENT, INC.
                               Name of Corporation

     I, the undersigned, Robert A. Younker, do hereby certify:

          That the Board of Directors of B Y & C MANAGEMENT, INC.(the "Company"), at a meeting duly convened and held on the 26th day of June, adopted a resolution to amend the original articles as follows:

          Article III is hereby amended to read as follows:

          The aggregate number of shares, which the Company has the authority to issue and have outstanding at any one time is 100,000,000 shares of common stock with the par value of $0.001 per share, and 50,000,000 shares of preferred stock with the par value of $0.001 per share.

          The change in par value does not affect stated capital

          The change in par value does not affect an exchange, reclassification or cancellation of issued shares.

     The number of shares of the Company's common stock outstanding and entitled to vote on an amendment to the Articles of Incorporation was 6,950; that the said change and amendment was unanimously adopted on the 26th day of June by the Company's shareholders.


                                   /s/ Robert A. Younker
                                   -----------------------------------------
                                   Robert A. Younker, President and Director


                                   /s/ Carol Jean Gehlke
                                   -----------------------------------------
                                   Carol Jean Gehlke, Sec/Treas and Director


                                   /s/ Calvin K. Mees
                                   -----------------------------------------
                                   Calvin K. Mees, Director